As filed with the Securities and Exchange Commission on December__, 2000.
                                                  Registration No.
--------------------------------------------------------------------------------

                      U. S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549

                                        FORM SB-2
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
               -------------------------------------------------------

                               PICK-UPS PLUS, INC.
              ------------------------------------------------------
              (Exact name of registrant as specified in its charter)

          DELAWARE                       6794               31-1438392
-------------------------------    ----------------      ----------------
(State or other jurisdiction of    (Primary Standard     (I.R.S. Employer
incorporation or organization)      Industrial            Identification
                                    Classification        Number)
                                    Number)

                               5181 Natorp Boulevard
                                 Mason, OH 45040
                                  (513) 398-4344
            -------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)

                                JOHN FITZGERALD, President
                                   Pick-Ups Plus, Inc.
                                  5181 Natorp Boulevard
                                     Mason, OH 45040
                                      (513) 398-4344
           ----------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                       Copies to:
                                  Seth A. Farbman, P.C.
                                  138-54 Jewel Avenue
                                Flushing, New York 11367
                     Telephone:(718) 261-4327   Fax: (718) 261-8807

Approximate Date of Commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
                     --------------------------------------

                                        PROPOSED     PROPOSED
                                        MAXIMUM      MAXIMUM
TITLE OF EACH                           OFFERING     AGGREGATE   AMOUNT OF
CLASS OF SECURITIES   AMOUNT TO BE      PRICE        OFFERING    REGISTRATION
TO BE REGISTERED      REGISTERED        PER SHARE(1) PRICE(1)    FEE
=============================================================================
Common Stock,         1,845,000 shares  $0.3781        $697,595    $184
par value $.001
per share

Common Stock, par     1,999,332 shares  $0.3781        $755,947    $200
value $.001 per
share, underlying
warrants(2)
                      -------------------------------------------------------
Total                 3,844,332 shares  $0.3781      $1,453,542    $384(3)
=============================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 (the "Securities Act"). The registration fee is calculated on the basis of the average of the closing bid and ask prices for our common stock as quoted on the Over-the-Counter Bulletin Board on December 6, 2000, $0.3781.

(2) These shares of common stock are not outstanding and are issuable upon the exercise of warrants to purchase an aggregate of 1,999,332 shares of our common stock at an exercise price of $.15 (fifteen cents) per share.

(3)     Paid herein by electronic transfer.

        The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                  Subject to Completion; Dated December _____, 2000

The information in this prospectus is subject to completion or amendment.
We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.


                             PICK-UPS PLUS, INC.

 1,845,000 SHARES OF COMMON STOCK TO BE SOLD BY CERTAIN SELLING SECURITYHOLDERS
     1,999,332 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

     This prospectus related to the offer and sale 3,844,332 shares of our common stock, par value $.001 per share, which includes 1,845,000 shares of common stock for sale by eight of our shareholders identified in this prospectus and includes shares of our common stock issuable upon the exercise of 1,999,332 warrants held by six individuals, exercisable at $.15 (fifteen cents) per share. These shareholders are referred to throughout this prospectus as "selling securityholders". Our common stock trades on the Over-the-Counter ("OTC") Bulletin Board under the symbol "PUPS". On December 6, 2000, the last sale price of our common stock on the OTC Bulletin Board was $.375 per share.

     The shares registered herein will become tradeable on the effective date of this prospectus. The selling securityholders will receive the proceeds from the sale of their shares and we will not receive any of the proceeds from the sales other than an aggregate of $299,899 that we may receive upon the exercise of outstanding warrants. The selling securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their shares on terms to be determined at the time of sale. See "Plan of Distribution."

INVESTING IN THE COMMON STOCK OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" CONTAINED IN THIS PROSPECTUS BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this prospectus is December   , 2000

      We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to the "Company", "we", "us" and "our" refer to Pick-Ups Plus, Inc., a Delaware corporation.


                         TABLE OF CONTENTS
                                                                 Page
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . 4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Disclosure Regarding Forward Looking Statements. . . . . . . . . . 5
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . 9
Management's Discussion and Analysis of Financial Condition
 and Results of Operations . . . . . . . . . . . . . . . . . . . .10
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Security Ownership Of Certain beneficial Owners and Management . .18
Certain Relationships and Related Transactions . . . . . . . . . .19
Selling Securityholders. . . . . . . . . . . . . . . . . . . . . .20
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . .22
Description of Securities. . . . . . . . . . . . . . . . . . . . .24
Where You Can Find More Information. . . . . . . . . . . . . . . .26
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .26
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
Index to Financial Statements. . . . . . . . . . . . . . . . . . F-1


                          ----------------------

                               PROSPECTUS SUMMARY
                               ------------------

     The following is a summary of certain information found elsewhere in this prospectus. Reference is made to, and this summary is qualified by, the more detailed information set forth in this prospectus, which should be read in its entirety.

Our Company

     We are a franchisor, wholesaler, retailer and installer of accessories for trucks and sports utility vehicles. We currently have eight franchised stores which are located in Kentucky, Indiana, Iowa, Oregon, Pennsylvania, Idaho and California and three company-owned stores in Ohio, Indiana and Kentucky which serve as prototype stores for our franchise system.

     We were incorporated in Delaware on February 22, 1993 under the name Mr. Pickup Co. and on October 31, 1994 we amended our certificate of incorporation to change our name to Pick-Ups Plus, Inc.

     Our principal executive offices are located at 5181 Natorp Boulevard, Mason, Ohio 45040. Our telephone number is: (513) 398-4344 and our fax number is (513) 398-4271. We maintain an Internet web site located at http://www.pickups-plus.com. Information contained on our web site is not part of this prospectus.



                                  THE OFFERING


Number of shares of common stock outstanding       10,745,100 shares (1)


Common stock offered by selling securityholders    3,844,332 shares (2)


Use of Proceeds                                    We will not receive any
                                                   proceeds from the sale of
                                                   the shares of common stock
                                                   registered in this prospectus
                                                   other than the $299,899 we
                                                   might receive upon the
                                                   exercise of 1,999,332
                                                   outstanding warrants.

Plan of Distribution                               The offering of our shares
                                                   of common stock is being
                                                   made by shareholders of our
                                                   company who wish to
                                                   sell their shares.  Sales of
                                                   our common stock may be
                                                   made by the selling
                                                   securityholders in the open
                                                   market or in privately
                                                   negotiated transactions and
                                                   at prices, fixed prices or
                                                   negotiated prices.

Risk Factors                                       There are substantial risk
                                                   factors involved in
                                                   investing in our company.
                                                   For a discussion of certain
                                                   factors you should consider
                                                   before buying shares of our
                                                   common stock, see the
                                                   section entitled "Risk
                                                   Factors".

OTC Bulletin Board Symbol                          "PUPS"
______________

(1) Such figure does not include 1,999,332 shares of our common stock issuable upon the exercise of outstanding warrants at an exercise price of $.15(fifteen cents)per share.

(2) Such figure includes and assumes the conversion of 1,999,332 shares of our common stock issuable upon the exercise of outstanding warrants at an exercise price of $.15(fifteen cents)per share.

Selected Financial Data

The following information is taken from our audited financial statement as of December 31, 1999 and 1998 and our unaudited consolidated financial statements for the nine months ended September 30, 2000 and 1999.The financial information set forth below should be read in conjunction with the more detailed financial statements (including notes thereto) appearing elsewhere in this prospectus.



                                     YEAR ENDED            NINE MONTHS ENDED
                                     December 31,             September 30
                                 1999        1998            2000       1999
Income Statement Data:
Revenues                       $  954,190  $ 318,239   $1,074,270   $  750,696
Costs and Expenses              1,229,967    331,745    1,587,967      923,894
Net Income (Loss)                (275,777)   (13,506)    (513,697)    (173,198)
Income (Loss) Per Share        $     (.04)         -   $     (.07)  $     (.03)
Average Shares Outstanding       6,751,050  6,184,291    6,845,415    6,752,309

Balance Sheet Data
Working Capital (Deficit)      $ (144,411)  $104,594   $ (700,138)
Total assets                       94,066    134,717      588,725
Long Term Debt                     52,216     24,781      197,563
Shareholder's Equity (Deficit)   (156,757)   105,634     (434,200)



                                   RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information contained in this prospectus before investing in the common stock offered hereby. The price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You also should refer to the other information included in this prospectus, including the financial statements and related notes thereto. In addition, the risks described below are not the only ones facing us. We have described only the risks we consider material. However, there may be additional risks that we view as not material or of which we are not presently aware.

     If any of the events described below were to occur, our business, prospects, financial condition or results of operations or cash flow could be materially adversely affected. When we say that something could or will have a material adverse effect on it, we mean that it could or will have one or more of these effects.


Special note regarding forward-looking statements

     This prospectus may contain certain forward-looking statements and information relating to us that are based on beliefs and its principals as well as assumptions made by and information currently available to them.
These statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, expansion opportunities, and profitability. When used in these documents, the words "anticipate," "feel," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to us or our principals, are intended to identify forward-looking statements. Such statements reflect the current view of respecting future events and are subject to certain risks, uncertainties, and assumptions, including the meaningful and important risks and uncertainties noted, particularly those related to our operations, results of operations, and growth strategy, liquidity, competitive factors and pricing pressures, changes in legal and regulatory requirements, general economic conditions, and other factors described in this prospectus.

BUSINESS

WE HAVE A SHORT OPERATING HISTORY BY WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS AND HAD A LOSS IN 1999 AND IN THE NINE MONTHS ENDED SEPTEMBER 30, 2000.

           We were incorporated in 1993 and have a limited operating history from which to evaluate our business and prospects. We had a loss of $13,506 for the year ended December 31, 1998, a loss of $275,777 for the year ended December 31, 1999, and a loss of $513,697 in the nine months ended September 30, 2000. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our franchised stores. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE FOR OUR OPERATIONS AND IF WE ARE UNABLE TO SECURE SUCH FINANCING, WE MAY NOT BE ABLE TO SUPPORT OUR OPERATIONS.

     Future events, including the problems, delays, expenses and difficulties frequently encountered by companies, may lead to cost increases that could make our funds insufficient to support our operations. We may seek additional capital, including an offering of our equity securities, an offering of debt securities or obtaining financing through a bank or other entity. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to a debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available from any source, that it will be available on terms acceptable to us, or that any future offering of securities will be successful. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock. We could suffer adverse consequences if we are unable to obtain additional capital when needed.


WE MUST COMPLY WITH FEDERAL AND STATE FRANCHISE REGULATIONS AND IF WE SHOULD FAIL TO MATERIALLY COMPLY WITH SUCH REGULATIONS, IT MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS OPERATIONS.

     The offer and sale of franchises is subject to extensive federal and state laws and substantial regulation under such laws by government agencies, including the Federal Trade Commission ("FTC")and various state authorities. Pursuant to FTC regulations, we are required to furnish to prospective franchisees a current franchise offering disclosure document containing information prescribed by the FTC. We use Uniform Franchise Offering Circulars to satisfy this disclosure obligation. In addition, in certain states, we are required to register or file with such states and to provide prescribed disclosures. We are required to update our offering disclosure documents to reflect the occurrence of material events. The occurrence of any such events may from time to time require us to cease offering and selling franchises until the disclosure document relating to such franchising business is updated. There can be no assurance that we will be able to update our disclosure documents (or in the case of any newly acquired franchising business, prepare an adequate disclosure document) or become registered in certain states in a time frame consistent with our expansion plans, that we will not be required to cease offering and selling franchises or that we will be able to comply with existing or future franchise regulation in any particular state, any of which could have an adverse effect our results of operation.

THE LOSS OF OUR KEY EMPLOYEES MAY ADVERSELY AFFECT OUR GROWTH OBJECTIVES.

     Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of John Fitzgerald, our President, as well as other of our management members. The loss of the services of any of these individuals may have a material adverse effect on our business, financial condition and results of operations. We can give no assurance that we will be able to maintain and achieve our growth objectives should we lose any or all of these individuals' services.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND/OR RETAIN QUALIFIED PERSONNEL.

      A change in labor market conditions that either further reduces the availability of employees or increases significantly the cost of labor could have a material adverse effect on our business, our financial condition and results of our operations. Our business is dependent upon our ability to attract and retain sales personnel, business administrators and corporate management. We can give no assurance that we will be able to employ a sufficient number of such personnel in order to accomplish our growth objectives.

MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

     The wholesale/retail industry for the accessories of trucks and sports utility vehicles is extremely competitive and includes several companies which have achieved substantially greater market shares than we have, and have longer operating histories, have larger customer bases, have substantially greater financial, development and marketing resources than we do. If overall demand for our products should decrease it could have a material adversely affect on our operating results.

WE MAY, IN THE FUTURE, ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WHICH WOULD REDUCE INVESTORS PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE.

     Our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common or preferred stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

THE SHARES AVAILABLE FOR SALE IMMEDIATELY BY THE SELLING SECURITYHOLDERS COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

      The market price of our common stock could drop if substantial amounts of shares are sold in the public market or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of our common stock and could also harm our ability to raise additional capital by selling equity securities. We have 10,745,100 shares of our common stock outstanding and there are warrants outstanding to purchase an aggregate of 2,819,332 shares of our common stock, exercisable at prices ranging from $.15 per share to $.21 per share. The exercise of these warrants at a price less than the market price could dilute the value of outstanding shares and depress the market price. The perception that these warrants may be exercised for or converted into common stock that could be sold into the public market could adversely affect the market price of our common stock. In addition, after a one-year holding period, shares held by our non-affiliates will become eligible for trading, pursuant to Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission, without any additional payment to us or any increase in our capitalization.

SHARES ELIGIBLE FOR FUTURE RESALE

         As of December 7, 2000, we had an aggregate of 10,745,100 shares of our common stock issued and outstanding. Of the 10,745,100 shares outstanding and not registered for sale in this prospectus, 8,615,100 shares are "restricted securities," which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not our affiliates and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations.) The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the our securities.

SELLING SECURITYHOLDERS MAY SELL SECURITIES AT ANY PRICE OR TIME WHICH MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

     After effectiveness of this prospectus, the non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. The timing of sales and the price at which the shares are sold by the selling securityholders could have an adverse effect upon the public market for our common stock. See "Plan of Distribution".

MANAGEMENT AND AFFILIATES OWN ENOUGH SHARES TO CONTROL SHAREHOLDER VOTE

     Our executive officers, directors, affiliates and entities controlled by them, own approximately 55% of the outstanding shares of common stock. As a result, these executive officers and directors will control matters that require stockholder approval such as election of directors, approval of a corporate merger, increasing or decreasing the number of authorized shares, adopting corporate benefit plans, effecting a stock split, amending our certificate of incorporation or other material corporate actions.


SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, A PURCHASER IN THIS OFFERING WILL ONLY REALIZE AN ECONOMIC GAIN ON HIS OR HER INVESTMENT FROM AN APPRECIATION, IF ANY, IN THE MARKET PRICE OF OUR COMMON STOCK.

     We have never paid, and have no intentions in the foreseeable future to pay, any cash dividends on our common stock. Therefore an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

THE APPLICATION OF THE "PENNY STOCK REGULATION" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

      Our securities may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if such securities maintain a market price of $5.00 or greater. We can give no assurance that the price of our securities will reach or maintain such a level.

IN THE FUTURE, THE AUTHORIZATION OF OUR PREFERRED STOCK MAY HAVE AN ADVERSE EFFECT ON THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

     We may, without further action or vote by our shareholders, designate and issue additional shares of our preferred stock. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the common stock and thereby reduce the value of the common stock. The designation and issuance of preferred stock favorable to current management or shareholders could make the possible takeover of us or the removal of our management more difficult and discharge hostile bids for control of us which bids might have provided shareholders with premiums for their shares.

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS

     Our Certificate of Incorporation and By-Laws provide that we may indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer's or director's respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction.


               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward- looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.


                             USE OF PROCEEDS

     The shares of common stock covered by this prospectus are to be sold by our shareholders and we will not receive any proceeds from such sales other than the $299,899 we might receive upon the exercise of outstanding warrants.


                          PRICE RANGE OF OUR COMMON STOCK

Market Information

     Our common stock is quoted on the OTC Bulletin Board under the symbol "PUPS". The following table sets forth the range of high and low bid quotations of our common stock, as reported on the OTC Bulletin Board, for the periods indicated. The prices represent inter-dealer quotations, which do not include retail markups, markdowns or commissions, and may not represent actual transactions.

                                  Common Stock

                                            High           Low
2000
-----
First Quarter...............................$4.00          $3.50
Second Quarter .............................$3.875         $0.9062
Third Quarter ..............................$1.9375        $0.3125
Fourth Quarter
   until December 5 .....................   $0.6875        $0.2188


SECURITY HOLDERS

     At December 7, 2000 there were 10,745,100 shares our common stock outstanding which were held by approximately 50 stockholders of record.


DIVIDEND POLICY

         We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. Our Board of Directors intends to follow a policy of using retained earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including the our earnings, if any, financial condition, capital requirements and other factors.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the notes thereto. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development plans for our growth, trends in the results of our development, anticipated development plans, operating expenses and our anticipated capital requirements and capital resources. Our actual results could differ materially from the results discussed in the forward-looking statements.

Introduction:

     We were formed in 1993 as a franchisor, wholesaler, retailer and installer of accessories for trucks and sports utility vehicles. We currently have 8 franchised stores which are located in Kentucky, Indiana, Iowa, Oregon, Pennsylvania, Idaho and California and three company-owned stores in Ohio (acquired on September 30, 1998, as the prototype store), Kentucky (acquired in May 2000) and Indiana (acquired in August 2000). These acquisitions were recorded under the purchase method of accounting.

RESULTS OF OPERATIONS
Nine Months Ended September 30, 2000 vs. September 30, 1999:
------------------------------------------------------------

Revenues for the nine month periods ended September 30, 2000 and 1999 consist primarily of net sales generated by our retail stores and are also derived from initial franchise fees and continuing royalty fees. When comparing 1999 to 2000, revenues increased from $751,000 to $1,074,000, an increase of 43%.

Cost of sales as a percentage of retail sales was 65% and 73% for the nine month periods ended September 30, 2000 and 1999, respectively. Management believes that the improvement in 2000 was due to product mix and more closely monitored costs.

Selling, general and administrative expenses increased from $449,000 to $979,000 when comparing September 30, 1999 to the same period in 2000, primarily due to the following: (i) the continuation in 2000 of an aggressive advertising program to help accelerate the name recognition of Pick-Ups Plus as well as the franchise opportunity which resulted in increased expenses as discussed above; (ii) increase in professional fees due primarily to expenses relating to the preparation for an initial public offering of our common stock and (iii) additional overhead expenses associated with the new stores in Kentucky and Indiana which we acquired in May 2000 and in August 2000, respectively.

The Company was also able to recover royalties receivable, which were written off in prior years, aggregating $70,578 during the nine months ended September 30, 2000. This recovery was the result of the acquisition of the operations of the Kentucky store which was consummated on May 1, 2000.

During the nine months ended September 30, 2000, we incurred interest expense of $23,600 as a result of borrowings under our bank credit lines as well as certain equipment financing. This compares to no such costs in the prior year nine month period.

As a result of the above, the Company reflected a net loss of approximately $514,000 ($.07 per share) for the nine months ended September 30, 2000 as compared to a loss of approximately $173,000 for the nine months ended September 30, 1999, ($.03 per share).


RESULTS OF OPERATIONS
Year ended December 31, 1999 vs. December 31, 1998:
---------------------------------------------------

Revenues for the years ended December 31, 1999 and 1998 resulted primarily from the net sales generated by the retail stores, from initial franchise fees and from continuing royalty payments. Total revenues increased to $954,000 in 1999 from $318,000 in 1998, an increase of 200%. Management attributes this increase to the opening of new stores.

Cost of sales as a percentage of retail sales for 1999 was approximately 73% while for 1998 it approximated 63%. This increase in cost was primarily due to product mix. Management intends to closely monitor purchases in future periods.

Selling, general and administrative expenses increased from $203,000 in 1998 to $600,000 in 1999 as we hired more personnel and experienced increased professional fees due to becoming a public company.

During the year ended December 31, 1999, we incurred $20,000 of interest costs as compared to no costs for 1998. This interest was due to borrowings under a bank line of credit and various equipment financings.

For the year ended December 31, 1999,we reflected a net loss of $276,000 or $.04 per share. For the year ended December 31, 19998, we reflected a loss of $13,506 or -0- per share. The reasons for the increased loss in 2000 can be derived from the discussion above.


LIQUIDITY AND CAPITAL RESOURCES:

As of September 30, 2000, current liabilities exceeded current assets by approximately $700,000. As of December 31, 1999, current liabilities exceeded current assets by approximately $144,000.

We used $289,000 in cash to support our operating needs in 2000 as compared to $138,000 in 1999 and we used $200,000 in 2000 for our investing activities. This use of cash was offset by the proceeds from the sale of common stock purchase warrants in 2000 and borrowings under our credit lines with two banks.

On May 1, 2000, we completed the acquisition of the assets of a franchisee.
The purchase price of $286,942, was offset by royalties owed to us which are being recovered from this franchisee, aggregating $73,042, (including $70,578 from prior years). The remaining balance of $213,900 is payable in cash of $175,000 and 19,450 shares of our common stock valued at $2.00 per share. We paid $60,000 at the time of closing and an additional $50,000 through September 30, 2000. The remaining cash portion of the purchase price is due in monthly installments through December 2000.

On August 18, 2000, we completed the acquisition of certain net assets of a second franchisee. Assets acquired included store fixtures and inventory and we assumed certain accounts payable and a bank loan.

We currently have insufficient funds available for operations and would be required to seek additional financing to supplement cash generated from the operations of our three company owned retail stores. Our management team is undergoing discussions with outside parties to rectify this situation. We may determine, depending on the opportunities available to us, to seek additional equity or debt financing to fund the cost of our operations. There can be no assurance that additional financing will be available to us on commercially reasonable terms, or at all. In the event that we are unable to raise additional funds, we could be required to either substantially reduce or terminate our operations.

We are not aware of any material trend, event or capital commitment which would potentially adversely affect liquidity.

OTHER:

Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as the level of business and consumer spending, the amount of sales of our products, the competitive environment within the automotive aftermarket industry, our ability to continue to expand our operations, the level of costs incurred in connection with our expansion efforts, economic conditions and the financial strength of our customers and suppliers.


                               THE COMPANY

BUSINESS

         In 1993, Fitzgerald Urethane, Inc. opened a retail store for trucks and sports utility vehicle accessories in Cincinnati, Ohio, which did business as Pick-Ups Plus. On February 22, 1993, John Fitzgerald founded Mr. Pickup Co. to act as a franchisor of similar stores and, on October 3, 1994, amended the certificate of incorporation of Mr. Pickup Co. to change its name to Pick-Up Plus, Inc.

     We sold our first franchise, located in Florence, Kentucky, in 1996. The following year, we sold two additional franchises, one in South Bend, Indiana and the other in Des Moines, Iowa. In 1998, we added new franchises in Portland, Oregon and in Pittsburgh, Pennsylvania. In 1999 and 2000 we added franchises in California, Idaho, Ohio, Indiana, Kentucky and Iowa. We currently have eight franchised locations operated by independent franchisees. We currently maintain three company-owned stores in Ohio, Indiana and Kentucky which serve as prototype stores for our franchise system.

     We are a Delaware corporation with our executive offices located at 5181 Natorp Boulevard, Mason, Ohio 45040. Our telephone number is (513) 398-4344 and our fax number is (513) 398-4271. We maintain an Internet web site located at http://www.pickups-plus.com.


OUR FRANCHISE SYSTEM

         THE TYPICAL FRANCHISE UNIT. While each store within our franchise system is unique in many aspects, there are several similarities from one franchise unit to the next. This section presents a profile of the "typical" store within the Pick-Ups Plus franchise system.

         FACILITIES. The Picks-Ups Plus store is designed and merchandised to be a toy store for pick-up truck and sports utility vehicle enthusiasts. Each store offers a wide selection of automotive products designed to cover a broad range of specific vehicle applications. Products are displayed for maximum appeal, profitability, and traffic flow. The typical store features approximately 4,000 square feet of space, with 1,500 feet devoted to the retail showroom, 2,000 feet to the installations facility, and 500 feet for storage, common area, and office use.

         PRODUCTS AND SERVICES

         ACCESSORIES - The typical Pick-Ups Plus store, consisting of 4,000 square feet of space, offers a variety of merchandise to accessorize trucks and sports utility vehicles. Popular product categories include: grille accessories, running boards, chrome light bars, fiberglass fender flares, ladder racks, bug guards, heavy-duty floor mats, oversized visors, headlight covers, toolboxes, bed liners, caps and step bars.

         INSTALLATION - Each store's installation service is an important profit center. Products typically installed by the stores include: running boards, bug shields and tonnue tops.

         STAFFING. The franchisee is on-site during the vast majority of, if not all, hours of operation, is responsible for all operations, and has direct responsibility for marketing, financing, hiring personnel and product purchasing. The franchisee is also active with in-store selling, merchandising, and customer service. The typical owner-operator takes his compensation in the form of the store's distributed profits.

         In addition to the franchisee, a typical store employs three full-time associates who assist in managing in-store sales and customer service. The sales associates are trained in customer-oriented selling techniques and must remain highly-informed regarding all of the stores products and services.

         MARKETING AND ADVERTISING. We believe that each store serves as a marketing tool for our products and for the franchise opportunity. We design and build our franchised stores with a high visual impact and our products are merchandised for maximum appeal and in accordance with in-store traffic. Uniformed and trained sales associates remain readily available to help customers with product selection.

         Store-level advertising efforts are supplemented by advertisements developed and placed by the franchiser. Store-initiated advertising may include, but not be limited to utilizing print media such as multi-page catalogs, television and radio commercials, newspaper advertisements and various in-store promotions.

         Pick-Ups Plus stores generate maximum productivity from their client bases by maintaining detailed information about all past and current customers. Mailings are sent regularly to these customers promoting new products and services or other special promotions. Promotional post cards are sent to acquired lists of new truck and sport utility vehicle owners in the market areas.

         FRANCHISE FEES. The fee for the rights to establish a Pick-Ups Plus franchise is $25,000, payable upon the signing of the franchise agreement and before the commencement of training or franchise operations. Royalties, equal to 6% of the franchisee's previous week sales, are paid on a weekly basis.

         OTHER RESPONSIBILITIES. To insure the success of our franchisees and the system in general, we require that our franchisees meet certain additional requirements such as the allocation of a minimum marketing budget (at least $1,500 per month or 4% of gross sales, whichever is larger) and the acquisition of proper insurance coverage (including a minimum of $1 million coverage each for general aggregate, product, and personal injury coverage).


COMPANY SUPPORT

         MARKET-TESTED PRODUCTS AND OPERATIONS APPROACH - Since 1993, we have refined all aspects of store operations, including merchandising, product/service mix, and promotional materials. A 187 page operations manual covering all aspects of operations serves as the franchisee's first source of reference for operational questions.

         TRAINING - Our franchisees receive 18 days of intensive training and orientation. Training covers all aspects of operations including: store operations, ordering inventory, inventory control, installation of products sold, store maintenance and merchandising (in-store training), office procedures, forms, ordering items (in-store training), sales training, and dealing with customers and employees.

         CONTINUED MANAGEMENT SUPPORT - Support efforts include regular operational visits and phone consultations from Mr. Fitzgerald, our President and Chief Executive Officer, and other support professionals. Helpful management information is also distributed through regular educational seminars, conferences, bulletins, and newsletters. We host an informative Internet web site located at http://www.pickups-plus.com that all franchisees have access to. On our web site, the franchisee can exchange sales tips, installation tips, access information about other franchise stores, managers and supplier information. Additionally, the web site gives the franchisees the ability to communicate directly with us and other franchisees through an on-line mailbox system.

         CONTINUED MARKETING SUPPORT - Franchisees benefit from our overall marketing efforts. Our corporate marketing campaign creates awareness and positive perceptions that are then amplified by the franchisees' own local marketing efforts. Our franchisees benefit from their affiliation with a larger, recognizable organization.

         BUYING POWER - Through its favorable vendor relationships, we enable our franchisees to purchase items in small quantities at significant discounts normally reserved for volume purchases. No franchisee is required to purchase any products from us.

         SITE SELECTION - We offer our franchisees assistance with site selection, market analysis, specific site evaluation, and lease negotiations. Substantially all of our Pick-Ups Plus stores are based on standard store formats resulting in generally consistent appearance, merchandising and product mix.

         STORE OPENING - We assist our franchisees in designing layouts and merchandising their stores. We help the franchisees identify preferred vendors for fixtures, insurance, and other pre-opening requirements. We also provide on-site store opening assistance for the first week of the franchisee's operations.

         FRANCHISE AGREEMENT - The initial term of the franchise agreement is for five (5) years and may be renewed by the franchisee for an additional five
(5) years. We may terminate a franchise agreement in the event the franchisee breaches the terms of the franchise agreement.

STORE LOCATIONS

         We have three company-owned store located at 11370 Reading Road, Cincinnati, Ohio 45241; 107 E. McGalliard Road, Muncie, Indiana 47303; and 8045A Connector Drive, Florence, Kentucky 41042.

         The following table sets forth the locations of the Pick-Ups Plus stores as of the date hereof:


State Location         Number of franchised stores      Company-owned stores
--------------         ---------------------------      --------------------
Indiana                           1                           1
Oregon                            1
Pennsylvania                      1
Kentucky                          1                           1
Iowa                              1
Ohio                              1                           1
California                        1
Idaho                             1
----------------------------------------------------------------------------
Total                             8                           3


FRANCHISE MARKETING

         Our marketing strategy for franchise sales is based on the sale of individual franchise stores to business-minded individuals. We do not have any area development agreements to open multi- store franchises. We believe that the market opportunity for our Pick-Ups Plus stores is nationwide. We seek franchisees by attending franchise and business opportunity shows, advertising in national publications and through our web site.

COMPETITION

         Franchising - We compete directly with many other local and national franchisors which are also seeking to sell their franchises or business opportunities to prospective franchisees. We are aware of only one other franchiser of truck accessory stores, Trucking America, Inc., a privately held company located in Winston-Salem, North Carolina.

         Merchandise - Our franchisees compete against local auto parts stores, specialized truck accessory stores and national auto parts chains such as AutoZone, Pep Boys and Discount Auto Parts. Major retailers, such as Wal-Mart, K-Mart and Sears also offer a limited selection of truck accessories. Some of our competitors are also general, full range, traditional department stores which carry automotive accessories. Certain of our competitors are larger in terms of sales volume, store size, resources and have been operating longer than we have. We believe that we maintain a competitive position in terms of depth and breadth of product line, price, quality or personnel and customer service.

TRADE NAMES AND SERVICE MARKS

         We currently hold a federal trademark registration from the United States Patent and Trademark Office (No: 974468789) for "PICK-UPS PLUS" .
Such trademark rights were issued to John Fitzgerald in 1995 and, in May 1996, John Fitzgerald assigned such trademark rights to us for a twenty year term at a nominal cost. In addition, we hold copyrights in connection with all of our training manuals and materials which we consider proprietary products. We are not aware of any current use of similar marks. We also maintain a registered domain name for our web-site located at http://www.pickups-plus.com.


REGULATION

         The offer and sale of franchises is subject to extensive federal and state laws and substantial regulation under such laws by government agencies, including the Federal Trade Commission ("FTC") and various state authorities. Pursuant to FTC regulations, we are required to furnish to prospective franchisees a current franchise offering disclosure document containing information prescribed by the FTC. We use Uniform Franchise Offering Circulars to satisfy this disclosure obligation. In addition, in certain states, we are required to register or file with such states and to provide prescribed disclosures. We are required to update its offering disclosure documents to reflect the occurrence of material events. The occurrence of any such events may from time to time require us to cease offering and selling franchises until the disclosure document relating to such franchising business is updated. There can be no assurance that we will be able to update its disclosure documents (or in the case of any newly acquired franchising business, prepare an adequate disclosure document) or become registered in certain states in a time frame consistent with its expansion plans, that we will not be required to cease offering and selling franchises or that we will be able to comply with existing or future franchise regulation in any particular state, any of which could have an adverse effect our results of operation.

         We are also subject to a number of state laws that regulate certain substantive aspects of the franchiser-franchisee relationship, such as termination, cancellation or non-renewal of a franchise (including requirements that "good cause" exist as a basis for such termination and that a franchisee be given advance notice of and a right to cure a default prior to termination) and may require the franchiser to deal with its franchisees in good faith, prohibit interference with the right of free association among franchisees, and regulate discrimination among franchisees in charges, royalties or fees. If we are unable to comply with the franchise laws, rules and regulations of a particular state relating to offers and sales of franchises, we will be unable to engage in offering or selling franchises in or from such state. Amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new states and foreign jurisdictions could require us to continually alter methods of operations at costs which could be substantial.

         We believe that we are in substantial compliance with federal and state franchising laws and the regulations promulgated thereunder and have obtained all licenses and permits necessary to conduct our business. Failure to comply with such laws and regulations in the future could subject us to civil remedies, including fines or injunctions, as well as possible criminal sanctions, which would have a material adverse effect on us.

         Our retail operations and those of our franchisees are also subject to various federal, state and local laws affecting their retail businesses, including state and local licensing, labor, wage and hour, zoning, land use, construction and environmental regulations and various safety and other standards. Failure by us or our franchisees to comply with applicable regulations could interrupt the operations of the affected franchise or otherwise adversely affect the franchise or our business operations.

Employees

     As of December 1, 2000, we had approximately fourteen full time employees and nine part-time employees. We have never experienced a work stoppage and we believe that our employee relations are good. Our success depends to a large extent upon the continued services of our key managerial employees and salesmen. The loss of such personnel could have a material adverse effect on our business and our results of operations.

Properties

         We lease our principal executive office, located at 5181 Natorp Boulevard, Mason, Ohio 45040, at an annual rent of $30,800. Our lease for our executive office expires in June 2005. Our Ohio based company-owned store is located at 11370 Reading Road, Cincinnati, Ohio 45241, is leased at an annual lease rent of $26,400 and expires on March 31, 2002. Our Indiana based company-owned store is located at 107 E. McGalliard Road, Muncie, Indiana 47303, is leased at an annual base rent of $34,464 and expires in June 2006. Our Kentucky based company-owned store is located at 8045A Connector Drive, Florence, Kentucky 41042, is leased at an annual base rate of $66,720 and expires on September 30, 2001. We believe that our leased properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

Legal Proceedings

     There is no current outstanding litigation in which we are involved in other than routine litigation incidental to ongoing business.


Transfer agent

     Our transfer agent is Florida Atlantic Stock Transfer, 7130 Nobb Hill Road, Tamarac, Florida 33321.


                            MANAGEMENT

     The following table sets forth certain information regarding the members of our board of directors and its executive officers:


      Name             Age            Position
      ----             ---            --------
John Fitzgerald        55         President and Director

Sean Fitzgerald        30         Treasurer and Executive Vice President

Joseph Lamble          58         Director

Brian Glover           37         Vice President of Operations


     Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified.
Our executive officers serve at the pleasure of the Board of Directors. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

           JOHN FITZGERALD has served as our President and a member of our Board of Directors since February 1993. In 1987, Mr. Fitzgerald founded, Fitzgerald Urethane, Inc., a truck accessories store. Prior to working with us, Mr. Fitzgerald owned and operated Reaction Plastics, Inc., a plastics manufacturing company, which he sold in 1994 to finance our franchising efforts. Prior to 1993, Mr. Fitzgerald held various positions including:
International Urethane Director for H.C. Price (1976 to 1978); Eastern Sales Manager for Foam Systems, Inc. (1978 to 1984); and regional salesman for Owens-Corning Fiberglass (1972 to 1976). Mr. Fitzgerald has 30 years experience in sales and marketing and 15 years experience in management.
Mr. Fitzgerald received a Bachelors degree in marketing from the University of Fort Lauderdale. John Fitzgerald is the father of Sean Fitzgerald, our Treasurer and executive vice president.

            SEAN FITZGERALD has served as our vice president since 1993. Mr. Fitzgerald is primarily responsible for overseeing the daily operations of the Ohio based company-owned store, training franchisees on store operations and maintaining ongoing contact with franchisees to assist in their daily operation. Mr. Sean Fitzgerald also oversees all of our advertising and marketing programs. In 1996 Sean Fitzgerald received a Bachelors degree in marketing from the University of Cincinnati. Sean Fitzgerald is the son of John Fitzgerald, our President.

           JOSEPH LAMBLE has served as a member of our Board of Directors since 1998. Since 1992 Mr. Lamble has served as the President of Entrepreneurial Services, Inc. doing business as Frannet Mid-America, a national group of franchise consultants located in Indiana. Mr. Lamble coauthored a franchise textbook, "Franchising 101" and is listed in the Who's Who in United States Executives. Mr. Lamble serves on the SCORE chapter of the Small Business Association. In 1982, Mr. Lamble received his Masters degree in Business Administration from California Coast University.

          BRIAN GLOVER has served as our vice president of operations since April 2000. From October 1996 through April 2000, Mr. Glover was a franchisee of a Pick-Ups Plus store located in Florence, Kentucky. From 1992 through 1996, Mr. Glover served as a sales manager for CMI Brokerage located in Norwood, Ohio. Mr. Glover received a Bachelors degree in telecommunications from Indiana University in 1986.

Involvement in Certain Legal Proceedings

      We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, promoter or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

               The following table sets forth information concerning the total compensation that we have paid or accrued on behalf of our chief executive officer during the fiscal periods ending December 31, 1997, 1998 and 1999. None of our officers received a salary and bonus in excess of $100,000 for services rendered during such fiscal years.

                           SUMMARY COMPENSATION TABLE
                             Long-Term Compensation
                          -----------------------------

         Annual Compensation                 Awards        Payouts
        ---------------------                ------        -------
Name and                             Restricted
Principal                            Stock
Position(s)       Year    Salary($)  Bonus($) Other($) Awards(# shares)
                                              Compensation

John Fitzgerald,  1999    50,000
President         1998    18,000
                  1997         0


We do not have any long term compensation plans or stock option plans.

Director Compensation

        We paid a one time issuance of 25,000 shares of our common stock to each of Joseph Lamble and Dave McConnell (a former director) for serving as directors.

Employment Agreements

         We do not have any written employment agreements with our employees.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

             The following table sets forth certain information as of the date of this prospectus regarding the beneficial ownership of our common stock held by each of our executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock.


                            Number of Shares of            Percent of
                            Common Stock                   Common Stock
                            Beneficially                   Beneficially
Name of                     Owned or Right                 Owned or Right
Beneficial Owner            to Direct Vote(1)              to Direct Vote (2)
----------------            -----------------              ------------------
John Fitzgerald                5,580,000                       52%

Sean Fitzgerald                  315,000                       2.9%

Joseph Lamble                     25,000                       (*)

Brian Glover                      30,000                       (*)

Insight & Opinions, Inc.(3)      810,000                       7.5%

Executive Officers and         5,950,000                      55.5%
Directors as a group
(4 persons)

-----------------------
(*) Represents less than one percent (1%) of the outstanding shares of our common stock.

(1) The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power and shares which such person or entity has the right to acquire within sixty days after December 7, 2000. The inclusion herein of any shares deemed beneficially owned does not constitute an admission by such person of beneficial ownership of such shares. The information is based upon information furnished by the persons listed.

(2) Such figures are based on 10,745,100 shares of our common stock issued and outstanding as of the date of this prospectus which does not include 1,999,332 shares of our common stock issuable upon the exercise of outstanding warrants exercisable at $.15 per share.

(3) The named beneficial holder is a marketing research and business analyst firm that received 810,000 shares of common stock as a named designee of Morgan Brewer Securities & Co., an NASD member firm with whom we have entered into a financial advisory agreement.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In September 1998, we acquired our franchise system's prototype store from Fitzgerald Urethane, Inc., a corporation owned by John Fitzgerald, our President, director and majority shareholder, in exchange for 144,000 shares of our common stock. We also assumed liabilities of $5,603 as of the date of the acquisition.

     As of December 31, 1999 and 1998, we were indebted to John Fitzgerald, our President, in the amount of $24,781. This loan is payable on demand and Mr. Fitzgerald has agreed not request payment for this loan prior to June 2001. While Mr. Fitzgerald has waived payment of interest, interest is being imputed at 8 1/2%per annum, and amounted to $2,106 for 1999.

      From October through December 2000, we issued an aggregate of 178,332 shares of our common stock to Seth A. Farbman, P.C. as compensation for general legal services rendered to us and for preparing this registration statement.


                           SELLING SECURITY HOLDERS

      We are registering for offer and sale by the holders thereof 3,844,332 shares of common stock held by certain securityholders which includes 1,845,000 shares of common stock for sale by eight of our shareholders identified in this prospectus and includes 1,999,332 shares of our common stock issuable upon the exercise of warrants held by six persons.

      The selling securityholders may offer their shares for sale on a continuous basis pursuant to Rule 415 under the 1933 Act. See "Risk Factors"

       All of the selling securityholders' shares registered hereby will become tradeable on the effective date of the registration statement of which this prospectus is a part.

       Based on information provided to us by the selling securityholders, the following table sets forth certain ownership and registration information regarding the shares held by each person who is a selling securityholder and by all selling securityholders as a group.


                      Number of     Number of Shares  Percent of Stock Owned
                      Shares of     of Common Stock   ----------------------
Name and Address      Common Stock  Registered         Prior to     After
of Beneficial Owner   Owned         For Sale(1)       Offering(1) Offering(2)
-----------------------------------------------------------------------------
Aspermont, Inc.          475,000(3)   475,000(3)       4.4%           (*)
c/o Peter Workin
7500 San Felipe
Road #777
Houston, TX 77063

Brewer Capital Group
LLC. (4)                   45,000      45,000           (*)           (*)
3003 South Loop West
Suite 330
Houston, TX 77054

Stephen M. Brewer (5)      36,000      36,000           (*)           (*)
3003 South Loop West
Suite 330
Houston, TX 77054

A. Hager Bryant, III (5)    9,000       9,000           (*)           (*)
3003 South Loop West
Suite 330
Houston, TX 77054

Consulting & Strategy(6)  99,332(3)    99,332(3)        (*)           (*)
International LLC
5433 Westheimer
Suite 500
Houston, TX 77056

Seth A. Farbman, P.C.(7)  178,332      178,332         1.6%           (*)
138-54 Jewel Avenue
Flushing, NY 11367

Hanover Street           316,667(3)    316,667(3)      2.9%           (*)
Partners LP
14601 Bellaire
Boulevard  # 338
Houston, TX 77083

Insights and
Opinions, Inc.(8)         810,000      810,000         7.5%           (*)
10122 Holly Springs
Houston, TX 77042

Timothy Horan, Jr.        333,334      333,334         3.1%           (*)
11309 Smithdale
Houston, TX 77024

Merger Communications,    100,000      100,000         (*)            (*)
Inc. (9)
5599 San Felipe Rd
Suite 975
Houston, TX  77056

Quest Partners LP        316,667(3)   316,667(3)       2.9%           (*)
3030 Greenridge #66
Houston, TX 77057
ID: 76-0659012

Roanroke Associates Ltd  475,000(3)   475,000(3)       4.4%           (*)
c/o Peter Workin
7500 San Felipe
Road #777
Houston, TX 77063

Salomon Partners LLP     316,666(3)   316,666(3)       2.9%           (*)
6802 San Remo
Houston, TX 77083

Martin Weiner            333,334      333,334          3.1%           (*)
5433 Westheimer
Suite 590
Houston, TX 77056


* Represents less than 1% of our outstanding shares of common stock

(1) Such figure is based upon 10,745,100 shares of common stock outstanding as of the date of this prospectus which figure does not include 1,999,332 shares of our common stock issuable upon the exercise of warrants exercisable at $0.15 per share.
(2) Such figure assumes the sale of all of the shares offered by the selling securityholders.
(3) Represent shares of our common stock issuable upon the exercise of warrants currently exercisable at $.15 per share.
(4) The named shareholder is the holding company of Morgan Brewer Securities & Co., an NASD member firm that has entered into an agreement with us to provide financial advisory services on a non-exclusive basis.
(5)  The named shareholder is a principal of Morgan Brewer Securities & Co.
(6)  The named shareholder's principals are Franklin C. Fisher, Jr. and Steve
     L. Tebo.
(7) The named shareholder is the law firm that helped us prepare this registration statement. Seth A. Farbman is its controlling shareholder.
(8) The named shareholder is a marketing research firm to whom 810,000 shares were designated as payment from Morgan Brewer Securities & Co.
(9)  The named shareholder performed corporate consulting services for us.



     We will not receive any proceeds from the sale of any shares by the selling securityholders other than $299,899 we might receive upon the exercise of outstanding warrants to purchase shares of our common stock. We are bearing all expenses in connection with the registration of the selling securityholder's shares offered by this prospectus.

     The shares owned by the selling securityholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission which Rules pertain to delayed and continuous offerings and sales of securities. In regard to the selling securityholder's shares offered under Rule 415, we have made certain undertakings in Part II of the registration statement of which this prospectus is a part pursuant to which, in general, we have committed to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.

                             PLAN OF DISTRIBUTION

Sale of the Selling Securityholder Shares

         In this section of the prospectus, the term "selling securityholder" means and includes: (1) the persons identified in the tables above as the selling securityholders and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

         The common stock offered by this prospectus may be sold from time to time directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer those shares through underwriters, brokers, dealers, agents or other intermediaries. The selling securityholders as of the date of this prospectus have advised us that at that time there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the selling securityholders may be effected in one or more transactions that may take place on the OTC Electronic Bulletin Board (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling securityholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTC Electronic Bulletin Board; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with sales of the common stock.

         The selling securityholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise.
In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling securityholder. The selling securityholder also may sell shares short and redeliver the shares to close out such short positions. The selling securityholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

         The selling securityholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

         Although the common stock covered by this prospectus are not currently being underwritten, the selling securityholders or their underwriters, brokers, dealers or other agents or other intermediaries that may participate with the selling securityholders in any offering or distribution of common stock may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

         At the time a particular offer of common stock is made by or on behalf of a selling securityholder, to the extent required under applicable rules of the SEC, we will prepare a prospectus supplement setting forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers, agents or other intermediaries, if any, the purchase price paid by any underwriter for securities purchased from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to others, and the proposed selling price to the public.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling securityholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling securityholders.

         In order to comply with certain state securities laws, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

         All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by us. However, any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the common stock will be borne by the selling securityholders.


                        DESCRIPTION OF SECURITIES

Common Stock

         We are currently authorized to issue 50,000,000 shares of common stock with $.001 par value. The holders of our common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. We anticipate that any earnings will be retained for use in our business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of our common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

     We currently have 10,745,100 shares of our common stock outstanding. Such figure does not include 1,999,332 shares of our common stock issuable upon the exercise of outstanding warrants currently exercisable at $0.15 per share and registered herein.

Preferred Stock

         Our Board of Directors has the authority to cause us to issue without any further vote or action by the stockholders, up to 5,000,000 shares of preferred stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control. No preferred stock is outstanding as of the date hereof.


Warrants

     We have warrants outstanding to purchase an aggregate of 2,819,332 shares of our common stock. 820,000 of such outstanding warrants are currently exercisable at $.21 per share and expire on November 2, 2001. The remaining 1,999,332 outstanding warrants were granted to six individuals to purchase an aggregate of 1,999,332 shares of our common stock, are currently exercisable at $.15 (fifteen cents) per share, and expire on December 1, 2003. Such warrants may not be transferred or assigned without compliance with applicable federal and state securities laws by the transferor and the transferee. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications.

Additional Information Describing Securities

     Reference is made to our Certificate of Incorporation and by-laws which are available for inspection at our offices or which can be viewed through the EDGAR data base at http://www.sec.gov as exhibits to the registration statement on Form SB-2. Reference is also made to applicable statutes of the state of Delaware for a description concerning statutory rights and liabilities of shareholders.

Reports to Shareholders

     We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our shareholders as we deem appropriate.


             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The Company's Certificate of Incorporation provides that the Company shall indemnify its directors provided that such indemnification shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law ("DGCL"), or
(d) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information contained in or annexed as exhibits to the registration statements. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to us and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the Commission in Washington D.C., and at the Commission's regional offices at 500 West Madison Street, Chicago, IL 60604; 7 World Trade Center, New York, NY 10048; and 5757 Wilshire Boulevard, Los Angeles, CA 90034. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov.

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and intend to file reports and other information with the Commission. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any of the information incorporated herein by reference, not including exhibits. Such requests should be made in writing to John Fitzgerald, President, Pick-Ups Plus, Inc., 5181 Natorp Boulevard, Mason, Ohio 45040, or by telephone to (513) 398-4344.

                                LEGAL MATTERS


      The legality of the common stock included in this prospectus has been passed upon for us by Seth A. Farbman, P.C., Flushing, New York, but purchasers of such common stock should not rely on Seth A. Farbman, P.C. with respect to any other matters.

     Seth A. Farbman, P.C., owns 178,332 shares of our common stock and is a selling securityholder. Seth A. Farbman is its controlling shareholder.

                                  EXPERTS

         The financial statements as of December 31, 1999 appearing in this prospectus and registration statement have been audited by Lazar Levine & Felix, LLP, independent certified accountants, and the financial statements as of December 31, 1998 have been audited by Robert L. White, CPA, as set forth in their reports thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        INDEX TO FINANCIAL STATEMENTS

                                                                       Page(s)
Independent Auditors' Report - Current Auditor                         F - 2
Independent Auditor's Report - Predecessor Auditor                     F - 3
Balance Sheets as of December 31, 1999 and 1998                        F - 4
Statements of Operations for the Years Ended
     December 31, 1999 and 1998                                        F - 5

Statement of Shareholders' Deficit for the Years
     Ended from December 31, 1999 and 1998                             F - 6

Statements of Cash Flows for the Years Ended
     December 31, 1999 and 1998                                        F - 7

Notes to Financial Statements                                          F - 8


                           INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
Pick-Ups Plus, Inc.
Mason, Ohio


We have audited the accompanying balance sheet of Pick-Ups Plus, Inc. as of December 31, 1999, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company=s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pick-Ups Plus, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




LAZAR LEVINE & FELIX LLP

New York, New York
March 24, 2000, except
as to Note 10 which is
dated March 28, 2000

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Pick-Ups Plus, Inc.
Mason, Ohio


We have audited the accompanying balance sheet of Pick-Ups Plus, Inc. (a Delaware Corporation) as of December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pick-Ups Plus, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Robert L. White, CPA
February 20, 1999

                              PICK-UPS PLUS, INC.
                                BALANCE SHEETS
                          DECEMBER 31, 1999 AND 1998


                                 - ASSETS -

BALANCE SHEET

                                                   1999          1998
                                                   ----          ----
CURRENT ASSETS:
Cash                                            $  11,188     $  37,113
Accounts receivable - net of allowance for
doubtful accounts of $3,344 and $3,906 for
1999 and 1998, respectively                         7,052        35,153
Inventories                                        33,156        36,630
Prepaid expenses and other current assets           2,800             -
                                                 --------     ---------
TOTAL CURRENT ASSETS                               54,196       108,896
                                                 --------     ---------
FIXED ASSETS (Notes 4 and 5c)                      25,365         4,821
                                                 --------     ---------
OTHER ASSETS:

Franchise development costs - net                 12,600         21,000
Other assets                                       1,905              -
                                                 --------     ---------
                                                  14,505         21,000
                                                 --------     ---------
                                               $  94,066      $ 134,717
                                               =========      =========

                   - LIABILITIES AND SHAREHOLDERS' DEFICIT -

CURRENT LIABILITIES:

Note payable - bank (Note 5a)                   $  93,100      $      -
Accounts payable                                   58,940         4,302
Accrued expenses                                   13,375             -
Loans payable - current (Note 5b)                  28,221             -
Capitalized lease payable - current (Note 5c)       4,971             -
                                                 --------     ---------
                                                  198,607         4,302
                                                 --------     ---------
NON-CURRENT LIABILITIES:

Loans payable (Note 5b)                            22,812             -
Capitalized leases (Note 5c)                        4,623             -
Loans payable - officer (Note 6)                   24,781        24,781
                                                 --------     ---------
                                                   52,216        24,781
COMMITMENTS AND CONTINGENCIES (Notes 9 and 10)


SHAREHOLDERS' DEFICIT (Note 7):


Preferred stock, $1 par value;
5,000,000 shares authorized;
none issued                                           -              -
Common stock, $.001 par value;
50,000,000 shares authorized,
6,758,000 and 6,744,000 shares
issued for 1999 and 1998, respectively              6,758        6,744
Additional paid-in capital                        197,728      184,356
Accumulated deficit                              (361,243)     (85,466)
                                                 --------     ---------
                                                 (156,757)     105,634
                                                 --------     ---------
                                                $  94,066     $134,717
                                                =========     ========


                               PICK-UPS PLUS, INC.
                             STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


STATEMENTS OF OPERATIONS

                                                  1999           1998
                                                  ----           ----


REVENUES:
Retail sales                                   $  839,420     $ 205,217
Initial franchise fees                            100,000        70,000
Royalties                                          14,770        43,022
                                                 --------     ---------
                                                  954,190       318,239

COSTS AND EXPENSES:

Costs of sales                                    610,373       128,657
Selling, general and administrative expenses      599,667       203,088
Interest expense                                   19,927             -
                                                 --------     ---------
                                                1,229,967       331,745
                                                ---------     ---------
LOSS BEFORE PROVISION (CREDIT) FOR INCOME TAXES  (275,777)      (13,506)

Provision (credit) for income taxes (Note 8)            -             -

NET LOSS                                       $ (275,777)    $ (13,506)
                                               ===========    ==========
BASIC LOSS PER COMMON SHARE                    $     (.04)    $       -
                                               ===========    ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      6,751,050      6,184,291
                                                =========      =========

                              PICK-UPS PLUS, INC.
                      STATEMENT OF SHAREHOLDERS' DEFICIT
               FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


STATEMENT OF SHAREHOLDERS' DEFICIT

                         Common Stock       Additional              Total
                         ------------        Paid-in Accumulated Shareholders'
                           Shares  Amount    Capital     Deficit    Deficit
                          ------  ------    ---------- ----------  -----------
Balance at January 1, 1998  6,100,000  $  6,100  $ 60,000  $(71,960) $ (5,860)

Transfer of founder shares
to officers and directors           -         -    19,000         -    19,000

Transfer of founder shares
for consulting services             -         -    30,000         -    30,000

Issuance of shares for assets 144,000     144      25,856         -    26,000

Sale of common stock          500,000     500      49,500         -    50,000

Net loss for the year
ended December 31, 1998            -        -           -  (13,506)   (13,506)
                            --------------------------------------------------
Balance at
  December 31, 1998         6,744,000   6,744     184,356  (85,466)   105,634

Sale of common stock           14,100      14      11,266        -     11,280

Imputed interest on
shareholder loan                    -       -       2,106        -      2,106

Net loss for the year
ended December 31, 1999             -       -           - (275,777)  (275,777)
                              ------------------------------------------------
Balance at
December 31, 1999          6,758,100  $6,758   $197,728  $(361,243) $(156,757)
                           ===================================================

                                 PICK-UPS PLUS, INC.
                             STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


STATEMENTS OF CASH FLOWS

                                                    1999             1998
                                                    ----             ----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                         $  (275,777)    $  (13,506)
Adjustments to reconcile net loss to
net cash (utilized) by operating activities:

Depreciation and amortization                        34,191           8,579
Bad debt provision                                     (562)              -
Compensatory shares                                       -          49,000
Imputed interest on shareholder loan                  2,106               -

Changes in assets and liabilities:


Decrease (increase) in accounts receivable           28,663         (35,153)
Decrease in inventory                                 3,474               -
(Increase) in prepaid expenses and other             (4,705)              -
Increase (decrease) in accounts payable              54,638         (11,328)
Increase in accrued expenses                         13,375               -
                                                   --------         -------
Net cash (utilized) by operating activities        (144,597)         (2,408)
                                                   --------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures                                (30,965)              -
                                                   --------         -------
Net cash (utilized) by investing activities         (30,965)              -
                                                   --------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from short-term debt                       118,100               -
Proceeds from long-term debt                         28,840               -
Principal payments of long-term debt                 (2,807)        (10,500)
Payments of capitalized leases                       (5,776)              -
Proceeds from sale of common stock                   11,280          50,000
                                                   --------         -------
Net cash provided by financing activities           149,637          39,500
                                                   --------         -------
NET (DECREASE) INCREASE IN CASH EQUIVALENTS         (25,925)         37,092

Cash and cash equivalents, beginning of year         37,113              21
                                                   --------         -------
CASH AND CASH EQUIVALENTS, END OF YEAR            $  11,188        $ 37,113
                                                  =========        ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


(i) Cash paid during the year:


Interest                                          $  14,446              -
Taxes                                                     -              -

(ii) During 1999, the Company entered in capitalized leases for equipment in the amount of $15,370


                                  F-7


NOTE  1 - DESCRIPTION OF COMPANY:

Pick-Ups Plus, Inc., the Company, was incorporated in Delaware in 1993.  The
Company operates and franchises retail automotive parts and accessories stores catering to the light truck market, which is considered to be the fastest growing segment of the motor vehicle market in the United States. There are currently eight franchised locations in operation and one Company owned-store.
Subject to the availability of financing, the Company intends to pursue an aggressive expansion strategy by opening additional company-owned stores and franchise locations.


NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company's accounting policies are in accordance with generally accepted accounting principles. Outlined below are those policies which are considered particularly significant.

(a)  Use of Estimates:

In preparing financial statements in accordance with generally accepted accounting principles, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.


(b)  Statements of Cash Flows:

For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

(c)  Fair Value:

The carrying amounts of cash, trade receivables, accounts payable and debt obligations approximate fair value.

(d)  Inventories:

Inventories, which consist solely of goods held for resale, are stated at the lower of cost (first-in, first-out method) or market. Market is considered as net realizable value.

                                   F-8

NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

(e)  Fixed Assets:

Fixed assets are recorded at cost. Depreciation and amortization are provided on a straight-line basis as follows:

Machinery and equipment               5 years
Furniture and fixtures                7 years
Transportation equipment              3 years
Assets under capitalized leases       3 years

Maintenance and repairs are expensed as incurred, renewals and betterments are capitalized.

(f)  Franchise Development Costs:

Franchise development costs represent specific identifiable costs incurred with outside parties in developing the initial franchise system, master agreements and circulars. These costs are being amortized on a straight-line basis over five years, the expected life of a franchise agreement. Accumulated amortization as of December 31, 1999 and 1998 aggregated $29,400 and $21,000, respectively. Amortization expense amounted to $8,400 for 1999 and 1998.

(g)  Revenue Recognition:

The Company recognizes revenues from retail sales of automotive parts and accessories at the point of sale.

When a franchise is sold, the Company agrees to provide certain services to the franchisee. Generally these services include assistance in site selection, training personnel, design and set-up of retail floor space and an installation center. Revenue (initial franchise fee) from the sale of an individual franchise is recognized when substantially all services to be provided by the Company have been performed. Monthly royalty fees received from the franchisees are recorded as earned.

(h)  Advertising and Promotion Costs:

Advertising and promotion costs are expensed as incurred.  For the years ended
December 31, 1999 and 1998, such costs aggregated $79,319 and $20,209, respectively.

(i)  Income Taxes:

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and to net operating loss and tax credit carry forwards, measured by enacted tax rates for years in which taxes are expected to be paid or recovered.

Deferred taxes are provided for temporary differences between financial and tax accounting, principally for differences in the basis of fixed assets and other nondeductible expenses, as well as for net operating loss carry forwards. See also Note 8.

                                   F-9


NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

(j)  Earnings (Loss) Per Share:

Basic earnings (loss) per share has been computed on the basis of the weighted average number of common shares outstanding during each period presented according to the standards of SFAS No. 128 "Earnings Per Share".
Diluted earnings (loss) per share have not been presented as the effect of the Company's 950,000 common stock purchase warrants outstanding as of December 31, 1999, on such calculation would have been antidilutive. Such securities could potentially dilute basic earnings per share in the future.

(k)  Comprehensive Income:

SFAS 130 "Reporting Comprehensive Income" is effective for years beginning after December 15, 1997. This statement prescribes standards for reporting other comprehensive income and its components. Since the Company currently does not have any items of other comprehensive income, a statement of comprehensive income is not yet required.

NOTE  3 - BUSINESS COMBINATION:

Effective September 30, 1998, Pick-Ups Plus, Inc. entered into an asset purchase agreement with a related party to acquire a retail store in Cincinnati, Ohio, for 144,000 shares of the Company's common stock and the assumption of certain obligations totaling $15,630. The Company recorded the acquisition using the purchase method of accounting as follows:

Assets acquired               $41,630
Liabilities assumed            15,630
                              --------
Acquisition price of assets   $26,000
                              =======

Accordingly, the operations of this retail store are reflected in the financial statements from the date of acquisition.

The following unaudited pro forma data summarizes the results of operations of the Company for the year ended December 31, 1998, as if the acquisition had been completed on January 1, 1998. The pro forma data gives effect to the actual operating results prior to acquisition. The pro forma results do not purport to be indicative of the results that would have actually been achieved if the acquisition had occurred on January 1, 1998, or that may be achieved in the future.

                                            1998

Sales                                   $  942,414
Net income                                  42,617
Basic net income per share              $        -

                                   F-10

NOTE  4 - FIXED ASSETS:

Fixed assets is comprised of the following:


                                                1999         1998

Furniture and fixtures                      $  3,000      $  3,000
Machinery and equipment                        4,125         2,000
Transportation equipment                      28,840             -
Capitalized leases                            15,370             -
                                            --------      --------
                                              51,335         5,000
Less: accumulated depreciation
     and amortization                         25,970           179
                                            --------      --------
                                            $ 25,365      $  4,821
                                            ========      ========

Depreciation and amortization expense aggregated $25,791 and $179 for 1999 and 1998, respectively.


NOTE  5  - LOANS PAYABLE:

(a)  Note Payable - Bank:

In March 1999, the Company effected a promissory note in the amount of $100,000, payable to a bank. This note, originally due on July 29, 1999 was extended and now matures on March 29, 2000. Borrowings under this note, $93,100 as of December 31, 1999, are secured by the personal guarantees of the Company's President and another shareholder. The annual interest rate is equal to the bank's prime lending rate, 81/2%, as of December 31, 1999.

(b)  Loans Payable:

Loans payable as of December 31, 1999 consists of the following:

                                                            1999
                                                            ----
Demand loan payable to shareholder, interest at
an annual rate of prime + .5%                            $  25,000

Equipment loans payable                                     26,033
                                                         ---------
                                                            51,333
Less: current maturities                                    28,221
                                                         ---------
                                                         $  22,812
                                                         =========

The annual scheduled payments for these loans for the next three years, and in the aggregate, are $28,221, $3,395 and $19,417, respectively.

                                      F-11

NOTE  5 - LOANS PAYABLE (Continued):

(c)  Capitalized Lease Obligations:

The Company is the lessee of telephone and computer equipment under leases expiring through 2002. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset. The assets are depreciated over their estimated useful lives. Depreciation of assets under capital leases, included in depreciation expense for the year ended December 31, 1999, aggregated $5,451.

Minimum future lease payments under capital leases as of December 31, 1999 and for each of the next three years and in the aggregate are:


2000                                      $   5,982
2001                                          4,669
2002                                            242
                                          ---------
Total minimum lease payments                 10,893

Less: amount representing interest            1,299
                                         ----------
                                         $    9,594
                                         ==========

The interest rates on the capitalized leases were based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.


NOTE  6 - LOANS PAYABLE OFFICER:

As of December 31, 1999 and 1998, the Company was indebted to an officer of the Company in the amount of $24,781. This loan is payable on demand and the officer has agreed to not request payments prior to June 2001. The officer has also waived payment of any interest, however, interest is being imputed at 81/2% (the Company's borrowing rate) per annum, and amounted to $2,106 for 1999.


NOTE  7 - CAPITAL STOCK AND EQUIVALENTS:

In September 1998, the Company's directors authorized an increase in the number of shares of common stock from one share to fifty million shares at $0.001 par value per share and five million shares of preferred stock at $1.00 par value per share. They also authorized a forward stock split of 6,100,000 to 1, which has been reflected retroactively to the earliest period presented.

                                        F-12


NOTE  7 - CAPITAL STOCK AND EQUIVALENTS (Continued):

As a result, the Company's founder, John Fitzgerald, now owned six million, one hundred thousand (6,100,000) shares. He then transferred part of his shares to the following parties:

300,000 shares were issued to The Southern Companies as part of their consulting contract to provide certain investment banking services.

190,000 shares were issued to the following Company directors and officers:

                                                       Shares
                                                       ------
Sean Fitzgerald, Director, Vice President
(John Fitzgerald's son)                                90,000

Erin Schueler, Director, Corporate Secretary
(John Fitzgerald's daughter)                           50,000

David McConnell, Director                              25,000

Joseph Lamble, Director                                25,000
                                                      -------
                                                      190,000

In accordance with Accounting Principles Board Opinion Number 25,
Interpretation Number 1, although these shares were transferred by the Company's sole shareholder, they were deemed to benefit the Company and were therefore accounted for as such. This resulted in the following compensation being recorded in 1998:

Officers' salaries        $ 9,000
Directors' fees            10,000
Consulting fees            30,000

In December 1998, the Company consummated a private placement of its common stock, issuing 10,000 units at $5.00 per unit. Each unit consisted of 50 shares of common stock and 95 redeemable common stock purchase warrants. The common stock purchase warrants are exercisable for one share of common stock at $1.00 per share until November 2, 2000. The Company may redeem the warrants at $.01 per warrant with 30-day prior written notice if the common stock bid price equals or exceeds $2.50 per share for ten consecutive trading days ending on the third day prior to the date on which such notice was given.

During 1999, the Company issued 14,100 shares of its common stock for net proceeds of $11,280.

                                    F-13

NOTE  8 - INCOME TAXES:

No provision for Federal and state income taxes has been recorded since the Company has incurred losses for 1999 and 1998. Deferred tax assets at December 31, 1999 consist primarily of the tax effect of the net operating losses which expire in years beginning in 2019 and, amounts to approximately
$90,000. The Company has provided a 100% valuation allowance on the deferred tax assets at December 31, 1999 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.


NOTE  9 - LEASE OBLIGATIONS:

The Company is obligated presently for future minimum lease payments, pursuant to renewable leases, for office and retail space, in the following amounts:

     2000             $  29,235
     2001                26,400
     2002                 6,600


Rental expense for 1999 and 1998 aggregated $32,357 and $13,452, respectively.


NOTE  10 - MANAGEMENT'S PLAN/SUBSEQUENT EVENTS:

The Company has incurred net losses for the past three years and, at December
31, 1999, had an accumulated deficit of $361,243 and negative shareholders' equity of $156,757. In addition, as of that date, current liabilities exceeded current assets by $144,411.

In March 2000, subsequent to the year end, the Company received net proceeds aggregating $112,000 as a result of the exercise of common stock purchase warrants (see Note 7). The Company expects that additional warrants will be exercised within the next six months thus fulfilling its financing needs.

On March 28, 2000, the Company received a letter of commitment from a bank to provide a new line of credit in the amount of $300,000. Borrowings under this line will bear interest at an annual rate equal to the bank's prime lending rate + 1%, and are collateralized by all of the Company's assets as well as 144,000 shares of the Company's common stock which are held by its President.
The principal payment on this credit line is due in June 2001.


                                    F-14

                           PICK-UPS PLUS, INC.
                           -------------------
3,844,332 shares of common stock to be sold by certain selling securityholders


                             ----------------
                               PROSPECTUS
                             ----------------

                        December           , 2000


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT.
WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.
THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE
INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

         ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE
CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS
AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES
WHICH WE MAY FACE IN THE FUTURE WILL HAVE A GREATER IMPACT ON THOSE WHO PURCHASE
OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET
PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL RUN THE RISK OF LOSING THEIR
ENTIRE INVESTMENT.

                                      27

                                    PART II

                 INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 24. Indemnification of Directors and Officers

     The Company is incorporated in Delaware. Under Section 145 of the General
Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Company's Certificate of Incorporation and By-laws provide for indemnification of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a Certificate of Incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director

      (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,

      (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      (3) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

      (4) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation contains such a provision.

     Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth our expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.



Filing Fee--Securities and Exchange Commission............$     384
Fees and Expenses of Accountants and legal counsel........$  30,000
Blue Sky Fees and Expenses................................$   2,000
Printing and Engraving Expenses...........................$   3,000
Miscellaneous expenses....................................$   2,000
                                                          ---------
Total...............................                      $ 37,384



                                      28


Item 26. Recent Sales of Unregistered Securities.

     Within the past three years, the Company has issued the following shares of its common stock, par value $.001 (the "Shares"), for cash or services rendered to the Company and has granted the following warrants to purchase its common stock for services rendered to the Company, absent registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, except where otherwise indicated below.

      Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of the Company's shareholders.

      From November 1998 to December 1998 the Company sold to two accredited investors and to 28 sophisticated investors, units ("Units") which consisted of fifty (50) shares of common stock and ninety-five (95) redeemable stock purchase warrants ("Warrants"). Each Unit was sold for $5.00 and each Warrant entitled the holder to purchase 1 share of the Company's common stock for $1.00 per share. The shares and warrants were issued pursuant to the provisions of Rule 504 of Regulation D under the Securities Act.

      In September 1998 the Company issued 300,000 shares of its common stock to one accredited investor, for consulting services, and also issued
144,000 shares of common stock to Fitzgerald Urethane, Inc. in consideration for the purchase of the prototype store for the Company's franchise system.
Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

      From January 1, 1999 through June 1, 1999, the Company sold 14,100 shares of its common stock to 5 private accredited investors for an aggregate purchase price of $11,280. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

      In March, 2000, the Company issued 140,000 shares of common stock to one individual upon the exercise of warrants to purchase shares of the Company's common stock, exercisable at $1.00 per share, for which the Company received
$140,000.

      In April, 2000, the Company issued 10,000 shares of common stock to one individual upon the exercise of warrants to purchase shares of the Company's common stock, exercisable at $1.00 per share, for which the Company received
$10,000.

      In May 2000, the Company acquired a Pick Ups Plus store and, as part of the purchase price, in October, 2000, the Company issued 19,450 shares of its common stock valued at $2.00 per share. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

      In August 2000, the Company issued 50,000 shares of its common stock, valued at $.14 per share, to one individual consultant as payment for services rendered to the Company valued at $7,000. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

      In September,2000, the Company issued 500,000 shares of common stock to one individual as compensation for services rendered pursuant to his consulting agreement. Such shares were valued at an aggregate of $25,000. Such issuance was pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

       In October, 2000, the Company issued 10,000 shares to one individual, valued at $.30 per share, which was paid as part of the purchase price of a Pick Ups Plus store. Such issuance was pursuant to the exemption provided in
Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.


                                      29

     In October 2000, the Company issued 30,000 shares of it common stock to one individual upon the exercise of warrants to purchase shares of the Company's common stock for which the Company received an aggregate of $4,300. The Company also issued an aggregate of 382,550 shares of its common stock to ten employees and consultants for services rendered to the Company.
All of such shares issued were valued at a fifty percent discount from the then quoted price of the Company's common stock as traded on the OTC
Bulletin Board. Such issuances were pursuant to the exemption provided in
Section 4(2)of the Securities Act for transactions by an issuer not involving a public offering.

      In October 2000, the Company granted warrants to two individuals to purchase an aggregate of 1,000,000 shares of its common stock. Such warrants were granted with an exercise price of $.15 per share. The warrants were exercised and paid for in full (an aggregate of $150,000 in proceeds to the Company) prior to the date of this filing.

      From October through December 2000, the Company issued 153,332 shares of its common stock, valued at $.15 per share, and 25,000 shares of its common stock valued, at $.20 per share, to one individual as payment for legal services rendered to the Company. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

     In December 2000, the Company issued an aggregate of 666,668 shares of its common stock to two accredited investors who purchased such shares at a price of $.15 per share, for an aggregate purchase price of $100,000 to the Company. Such issuances were pursuant to the exemption provided in Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

      In December 2000, the Company also granted warrants to six persons to purchase an aggregate of 1,999,332 shares of our common stock. Such warrants are currently exercisable at $.15 (fifteen cents) per share and expire on December 1, 2003. Such issuances were pursuant to the exemption provided in
Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

                                      30

Item 27. Exhibits.
         ---------

Exhibit No.               Description
-----------                -----------

3.1 Certificate of Incorporation of the Company filed with the registration statement on Form 10-SB filed with the Commission on May 11, 1999 and incorporated herein by reference

3.2 Amendments to Certificate of Incorporation of the Company filed with the registration statement on Form 10-SB filed with the Commission on May 11, 1999 and incorporated herein by reference

3.3 By-Laws of the of the Company filed with the registration statement on Form 10-SB/A filed with the Commission on July 7, 1999 and incorporated herein by reference.

4.1    Form of Warrant Agreement

5.1    Opinion of Seth A. Farbman, P.C.

6.1 Form of Franchise Agreement filed with the registration statement on Form 10-SB/A filed with the Commission on July 7, 1999 and incorporated herein by reference.

6.2 Lease Agreement, premises at Cincinnati, Ohio, filed as Exhibit 6(c) with the registration statement on Form10-SB/A filed with the Commission on July 7, 1999 and incorporated herein by reference.

23.1   Consent of counsel is contained in Exhibit 5.1

23.2   Consent of Lazar Levine & Felix LLP

23.3   Consent of Bob White, CPA

27     Financial Data Schedule.
_______________


                                      31

         Item 28.Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made,
(b) a post-effective amendment to this
registration statement:

       (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                        32

SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mason and State of Ohio on December 7, 2000.

                                   PICK-UPS PLUS, INC.

                                   By: /s/ John Fitzgerald
                                   -----------------------
                                       President, Principal Executive Officer
                                       and Principal Accounting Officer


         In accordance with the requirements of the Securities Act of 1933, as amended, his registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                            TITLE            DATE

/s/ Joseph Lamble                  Director      December 7, 2000
-----------------
    Joseph Lamble

                                      33


Exhibit No.               Description
-----------                -----------

3.1 Certificate of Incorporation of the Company filed with the registration statement on Form 10-SB filed with the Commission on May 11, 1999 and incorporated herein by reference

3.2 Amendments to Certificate of Incorporation of the Company filed with the registration statement on Form 10-SB filed with the Commission on May 11, 1999 and incorporated herein by reference

3.3 By-Laws of the of the Company filed with the registration statement on Form 10-SB/A filed with the Commission on July 7, 1999 and incorporated herein by reference.

4.1    Form of Warrant Agreement

5.1    Opinion of Seth A. Farbman, P.C.

6.1 Form of Franchise Agreement filed with the registration statement on Form 10-SB/A filed with the Commission on July 7, 1999 and incorporated herein by reference.

6.2 Lease Agreement, premises at Cincinnati, Ohio, filed as Exhibit 6(c) with the registration statement on Form10-SB/A filed with the Commission on July 7, 1999 and incorporated herein by reference.

23.1   Consent of counsel is contained in Exhibit 5.1

23.2   Consent of Lazar Levine & Felix LLP

23.3   Consent of Bob White, CPA

27     Financial Data Schedule.


                                       34




EXHIBIT 4.1

                          Form of Warrant Agreement
                          -------------------------

NEITHER THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES ISSUABLE
UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
AMENDED, OR THE SECURITIES LAWS OF ANY STATE; THEREFORE, THIS WARRANT AND THE
SECURITIES ISSUABLE UPON EXERCISE HEREOF, IF ANY, MAY NOT BE SOLD OR
TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY TO THE CORPORATION
OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION
THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.


VOID AFTER 5:00 P.M. EASTERN TIME, DECEMBER 1, 2003

EXERCISABLE COMMENCING DECEMBER 1, 2000

WARRANT CERTIFICATE

For the Purchase of

_______________ Shares of Common Stock

of

PICK-UPS PLUS, INC.   (THE "COMPANY")
5181 NATORP BOULEVARD
MASON, OHIO 45040

1.   Warrant.

THIS CERTIFIES THAT, in consideration of $10.00 and other good and valuable consideration, duly paid by or on behalf of ___________ (the "Holder"), as registered owner of this warrant certificate ("Warrant"), the Holder is entitled, at any time or from time to time at or after December 1, 2000
("Exercise Date"), and at or before 5:00 p.m., Eastern Time on December 1,
2003 ("Expiration Date"), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to______________ (___________) shares of Common Stock of the Company, $.001 par value per share ("Common Stock"). If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Warrant. This Warrant is exercisable at $.15 (fifteen cents) per share; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Warrant, including the number of shares of Common Stock to be received upon such exercise, shall be adjusted as therein specified. The term "Exercise Price" shall mean the initial exercise price or the adjusted exercise price, depending on the context, of a share of Common Stock. The term "Securities" shall mean the shares of Common Stock issuable upon exercise of this Warrant.

2.   Exercise.

2.1 Exercise Form. In order to exercise this Warrant, the exercise form attached hereto must be duly executed and completed and delivered to the Company on or before 5:00 p.m. Eastern Time on any business day on or prior to the Expiration Date, together with the surrender of this Warrant and payment of the Exercise Price for the Securities being purchased. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date, this Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Legend. Each certificate for Securities purchased under this Warrant shall bear a legend as follows, unless such Securities have been registered under the Securities Act of 1933, as amended ("Act"):

                                      -1-

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended ("Act") or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or applicable state securities laws, or pursuant to an opinion of counsel satisfactory to the Company stating that an exemption from such registration is available for such sale and transfer."

2.3  Exercise Right.

     2.3.1 Exercise in Full. The Holder of this Warrant may exercise it in full by surrendering this Warrant, with the form of subscription at the end hereof duly executed by such Holder, to the Company at its principal office.
The surrendered Warrant shall be accompanied by payment: in cash, by wire transfer or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common
Stock subject to this Warrant by the Exercise Price.

     2.3.2 Partial Exercise. This Warrant may be exercised in part by surrender of this Warrant in the manner and at the place provided in this
Section 2.3 for the amount obtained by multiplying (a) the number of shares of Common Stock the Holder of this Warrant chooses to purchase as shall be designated by the Holder in the subscription at the end hereof by (b) the Exercise Price. On any such partial exercise, subject to the provisions of
Section 2 hereof, the Company at its expense will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant or Warrants of like tenor, in the name of the Holder hereof or as such Holder may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock remaining subject to this Warrant after the exercise contemplated herein.

     2.3.3 Company Acknowledgment. The Company will, at the time of the exercise, exchange or transfer this Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder or transferee any rights to which such Holder or transferee shall continue to be entitled after such exercise, exchange or transfer in accordance with the provisions of this Warrant, provided that if the Holder of this Warrant shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder or transferee any such rights.

     2.3.4 Delivery of Stock Certificates, Etc., on Exercise. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 10 days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and non-assessable Shares to which such Holder shall be entitled on such exercise, and any fractional Share to which such Holder would otherwise be entitled shall be eliminated pursuant to
Section 6.3.

     2.3.5 Nothing contained herein shall be construed to confer upon the Holder any of the rights of a shareholder of the Company until after such Warrant is exercised.

3.   Transfer.

3.1  Restrictions Imposed by the Securities Act.  This Warrant and the
Securities underlying this Warrant shall not be transferred unless and until
(i) the Company has received the opinion of counsel for the Holder that such securities may be transferred pursuant to an exemption from registration under the Act, and applicable state law, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement relating to such Securities has been filed by the Company and declared effective by the Securities and Exchange Commission ("SEC") and compliance with applicable state law.

                                      -2-

4.   New Warrants to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Warrant may be exercised or assigned in whole or in. In the event of the exercise or assignment hereof in part only part surrender of this Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Warrant of like tenor to this Warrant in the name of the Holder evidencing the right of the Holder to purchase the aggregate number of shares of Common
Stock and Warrants purchasable hereunder as to which this Warrant has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and of reasonably satisfactory indemnification as required by the Company's transfer agent, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.   Registration Rights.

     The Holders of this Warrant are hereby granted piggy-back registration rights. The shares of common stock underlying this Warrant shall be registered by the Company with the Securities and Exchange Commission on a Form SB-2 as soon as practicable from the date hereof. The Holders shall be entitled to exercise such registration rights prior to the Exercise Date defined above.

6.   Adjustments

6.1  Adjustments

If the Company shall pay a dividend in shares of its Common Shares, subdivide
(split) its outstanding shares of Common Stock, combine (reverse split) its outstanding shares of Common Stock, issue by reclassification of its shares of Common Stock any shares or other securities of the Company, or distribute to holders of its Common Stock any securities of the Company or of another entity, the number of shares of Common Stock or other securities the Holder hereof is entitled to purchase pursuant to this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive upon exercise the number of shares of Common Stock or other securities which he or she would have owned or would have been entitled to receive after the happening of any of the events described above had this Warrant been exercised immediately prior to the happening of such event, and the exercise price per share shall be correspondingly adjusted.

An adjustment made pursuant to this Section 6 shall become effective immediately after the record date in the case of the stock dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

The Holder of this Warrant shall be entitled to participate in any subscription or other rights offering made to holders of the Company's Common Stock to the extent he or she would have been entitled had this Warrant been exercised in the full number of shares as to which this Warrant remains unexercised immediately prior to the record date for such rights offering. If the Company is consolidated or merged with or into another corporation or if all or substantially all of its assets are conveyed to another corporation this Warrant shall thereafter be exercisable for the purchase of the kind and number of shares of stock or other securities or property, if any, receivable upon such consolidation, merger or conveyance by a holder of the number of shares of Common Stock of the Company which could have been purchased on the exercise of this Warrant immediately prior to such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as reasonably determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth herein
(including provisions with respect to changes in and other adjustments of the number of shares of Common Stock the Holder of this Warrant is entitled to purchase) shall thereafter by applicable, as nearly as possible, in relation to any shares of Common Stock or other securities or other property thereafter deliverable upon the exercise of this Warrant.


                                      -3-


6.2 Changes in Form of Warrant. This form of Warrant need not be changed because of any change pursuant to this Section, and Warrants issued after such change may state the same Exercise Price and the same number of shares of Common Stock and Warrants as are stated in the Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Warrants reflecting a required or permissive change shall not be deemed to waive any rights to a prior adjustment or the computation thereof.

6.3 Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of this Warrant.

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of this Warrant, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder.
As long as the Warrants shall be outstanding, the Company shall use its best efforts to cause all shares of Common Stock issuable upon exercise of the Warrants to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on Nasdaq) on which the Common Stock is then listed and/or quoted.

8.   Certain Notice Requirements.

8.1 Holder's Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent or to receive notice as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be.

8.2  Events Requiring Notice.

        A. The Company shall be required to give the notice described in this
Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution, or (ii) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a merger or reorganization in which the Company is not the surviving party, or (iv) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3  Notice of Change in Exercise Price.  Upon request of the Holder, the
Company shall, promptly after an event requiring a change in the Exercise
Price pursuant to Section 6 hereof, send notice to the Holder of such event and change ("Price Notice"). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company's President and Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Warrant shall be in writing and shall be deemed to have been duly made on the date of delivery if delivered personally or sent by overnight courier, with acknowledgment of receipt by the party to which notice is given, or on the third day after mailing if mailed to the party to whom notice is to be given, by registered or certified mail, return receipt requested, postage prepaid and properly addressed as follows: (i) if to the registered Holder of this Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to its principal executive office.

                                      -4-

9.  Miscellaneous.

9.1 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Warrant.

9.2 Entire Agreement. This Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.3 Binding Effect. This Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Warrant or any provisions herein contained.

9.4 Governing Law; Submission to Jurisdiction. This Warrant shall be governed by and construed and enforced in accordance with the law of the State of Ohio, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Warrant shall be brought and enforced in the courts of the State of Ohio. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section
8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company agrees that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

9.5 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the 1st day of December, 2000.

                                    PICK-UPS PLUS, INC.

                                    By:______________________________________
                                       John Fitzgerald, President

                                      -5-


Form to be used to exercise Warrant:


EXERCISE NOTICE

Pick-Ups Plus, Inc.
Attention: John Fitzgerald
5181 Natorp Boulevard
Mason, OH 45040


Date:  _____________________, 20__

The undersigned hereby elects irrevocably to exercise the within Warrant and to
purchase                           shares of Common Stock of Pick Ups Plus, Inc.
and hereby makes payment of $____________ (at the rate of $.15 (fifteen cents)
per share of Common Stock) in payment of the Exercise Price pursuant thereto.
Please issue the Common Stock as to which this Warrant is exercised in accordance with the instructions given below.



______________________________________
Signature


Payment is hereby made in:


______  cash
______  check or money order
______  wire transfer



Form to be used to assign Warrant:

                          ASSIGNMENT


(To be executed by the registered Holder to effect a transfer of the within Warrant):

FOR VALUE RECEIVED, ________________________________ does hereby sell, assign and transfer unto _________________________________ the right to purchase
_____________________ shares of Common Stock of Pick Ups Plus, Inc. ("Company") evidenced by the within Warrant and does hereby authorize the Company to transfer such right on the books of the Company.


Dated:____________________, _____

_____________________________________________
Signature


                                      -6-

